SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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THE SWISS HELVETIA FUND, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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THE SWISS HELVETIA FUND, INC.
1270 Avenue of the Americas
New York, NY 10020

April 30, 2001

Dear Stockholder:

By now you have probably received the proxy statement of Bankgesellschaft Berlin, A.G. (“Bank Berlin”) asking you, among other things, to vote for their director nominees and to terminate your Fund’s agreement with Hottinger Capital Corp. (“HCC”), the Fund’s investment adviser. We urge you to consider what we have to say before you vote because we believe the future of your Fund is at stake. Even if you have previously voted for Bank Berlin, you can revoke that vote by voting again on the White Proxy Card that accompanies this letter by following the instructions at the end of this letter. Please do not return any Blue proxy cards.

•	We think that your Board’s nominees for director are extremely well qualified and have served you well. In fact, we think they are far better qualified than Bank Berlin’s nominees. Rather than take our word, we invite you to make your own comparison. Annex A contains the qualifications of your Board’s nominees for director and puts them side by side with the qualifications of Bank Berlin’s nominees.

•	For example, none of Bank Berlin’s nominees have occupied positions of similar seniority or, in our view, stature within companies or organizations of similar size or stature. None of the Bank’s nominees are known to have experience in Swiss markets or the Swiss economy. Their primary occupations appear to consist of equity trading for Bank Berlin.

•	Nevertheless, it appears that one of Bank Berlin’s nominees, Mr.Kipp, may satisfy the Fund’s director qualification By-law. We are awaiting additional information regarding Bank Berlin to permit the Board to make a final determination regarding Mr. Kipp and the Bank’s other nominees.

•	Hottinger Capital Corp.’s excellent job at managing your Fund speaks for itself.

•	As a result of HCC’s services, the Fund was named the Number One fund in the Lipper Closed-End Fund Performance Analysis for Western European Funds for the ten-year period, as well as the one year period, ended December 31, 2000. This comes on top of receiving the 1998 and 1999 Ten Year awards. During the four year period ended December 31, 2000, the Fund had a compounded four year total return of 135.58% based upon net asset value in Swiss Franc terms. The Fund outperformed its benchmark Swiss Performance Index in each of such years as well as outperformed virtually all of its peer group in each and every one of such years.

•	Bank Berlin proposes that stockholders terminate the investment advisory agreement. They also require that we negotiate and present a new advisory agreement to stockholders for approval. Curiously missing is any suggestion of who the Fund might negotiate with. We think that is intentional. It’s hard to imagine that any reputable investment advisor would take over as investment advisor knowing that HCC was fired despite its excellent performance.

•	If stockholders vote to terminate the agreement, your Fund will not have an adviser. Even if tomorrow the Fund found another adviser, before the new advisor could be hired and begin to serve, stockholders would have to vote to approve the new contract. That takes time, thus making it very likely that there could be a period during which your Fund would not have any adviser, to say nothing of the expense of another stockholder solicitation. HCC could possibly continue for not more than 150 days if the Board and HCC approve an interim agreement, but under the SEC’s rules, 150 days is the limit. Your Board does not believe that this disruption is warranted by HCC’s performance or that it’s in your best interests.

•	If you really believe that HCC should be terminated, you can send that message to the Board by voting against confirmation of the Board’s decision to continue the Fund’s agreement with HCC on the White Proxy card. That will get your point across in a more constructive and less draconian fashion. Your Board has listened, and will continue to listen, to the voice of its stockholders.

•	We understand that for some vocal investors, the Fund’s market discount is an issue. We believe that when Bank Berlin refers to “measures intended to enhance stockholder value”, they are really talking about eliminating the discount and ultimately your fund through some form of liquidation because that’s the way they have operated in the past. Within a year of Bank Berlin’s employees being elected to the board of The Growth Fund of Spain in December 1997, that fund registered as an open-end fund and now has been effectively liquidated. One thing appears certain: terminating HCC will not eliminate the discount.

•	Short of a straight forward liquidation or open-ending of the Fund, which can take place only following a stockholder vote, your Board does not believe there is any way of eliminating the discount for any extended period of time since the discount appears to be inherent to the closed-end fund format.

•	As your Board has shown by testing various rates of stock repurchases during 2000, only very aggressive purchases have even a modest impact on the discount, and the discount returns when the purchases stop.

•	Based on the experience of other closed-end funds, a tender offer will not have a long-term effect on the discount. Shortly after Bank Berlin’s employees were elected to the board of The France Growth Fund, also on a platform to “enhance stockholder value”, that fund conducted a tender offer for up to 20% of the fund’s shares. Based upon information published by The France Growth Fund, since the time that Bank Berlin employees became members of that fund’s board, the size of The France Growth Fund decreased by about 30%.

•	Bank Berlin’s platform, to “enhance stockholder value”, is astonishing when you consider that it has been unable to maintain its own stockholder value. On March 9, 2001, The Wall Street Journal reported that the Bank’s shares “have dropped recently to their lowest level since 1992” and shortly thereafter Bloomberg reported they expect the Bank to take a charge of between $910 million and $1.4 billion for bad loans relating to real estate. Bloomberg has also reported that Bank Berlin has delayed the release of its 2000 earnings report pending the outcome of three different investigations into the Bank and its lending practices by the German banking regulators. They somehow omitted this from the materials they sent you.

•	Bank Berlin says that we have violated our so-called dividend policy by declaring the 2000 capital gains distribution in stock with a cash option. We don’t agree. We also didn’t declare the dividend in stock to take advantage of some non-existent “quirk” of the SEC. We did it to save you taxes. Our portfolio has appreciated so much over the years, that selling securities to raise enough cash for an all-cash dividend would have triggered substantial capital gains. Under the tax rules we have to pay out these gains as a taxable distribution to you. After careful consideration, your Board decided it would be better to avoid this result, conserve cash and pay the cash dividend only to shareholders who asked for it. This same approach worked well in prior years.

•	Statement regarding litigation and our by-law amendments.
•	As you know, we are in litigation regarding certain actions taken by the Board. We believe the allegations are without merit and we intend to defend against them vigorously.
•	The Board enacted the director qualifications to set forth a reasonable standard for becoming a Board member – not to keep people off but to insure that those who are properly nominated are qualified to serve the best interests of the stockholders.

•	In the case of the By-law change that increased to 75% from a majority the vote needed for stockholders to change the By-laws, that was done in order to give a greater voice to the Fund’s minority stockholders. This is not very unusual. Other companies have similar by-laws.

Thank you for your time and attention and please vote the WHITE proxy card.

The Board of Directors of The Swiss Helvetia Fund, Inc.

IMPORTANT VOTING INFORMATION

           If your shares are held in your own name, please sign, date and return the enclosed WHITE proxy card today in the enclosed envelope.
           If your shares are held in “Street-Name”, only your broker or your bank can vote your shares. Please return your executed proxy to your financial institution or direct the person responsible for your account to execute on your behalf a WHITE proxy card with a vote FOR proposals 1 and 2.
           We urge you not to sign any blue proxy card you may receive from Bank Berlin. If you previously submitted a blue proxy card to Bank Berlin, you can easily revoke that proxy card and change your vote by signing, dating and returning the enclosed WHITE proxy card in the enclosed envelope. Only the latest dated proxy card will count. If you have any questions or need assistance in voting your shares, please call the firm assisting us in the solicitation of proxies:

GEORGESON SHAREHOLDER COMMUNICATIONS INC.
17 STATE STREET, 10th FLOOR
NEW YORK, NEW YORK 10004

Banks and Brokers Call Collect : (212) 440-9800	All Others Call Toll Free: 1 (800) 223-2064

Annex A

Principal Business Experience

Nominees of Your Board of Directors	Nominees of Bank Berlin
Mr. de Takacsy, 71, served as Senior Executive Vice President of the Royal Bank of Canada for 38 years. During this time he was in charge of the Bank’s international activities and head of European operations. More specifically, he was Chairman and Chief Executive Officer of the Royal Bank of Canada’s operations in Switzerland, France, Germany and Belgium. During his active professional career, Mr. de Takacsy was a Member of the Board of Directors of the Canadian National Railways, Aluminum Co. of Canada and Alcan (Europe). He was also President of the Franco Canadian Chamber of Commerce and the Foreign Bankers Association in France. Mr. de Takacsy, now a Senior Advisor to the Hottinger Group, is President of Hottinger U.S., Inc., and Vice Chairman, President and Secretary of Hottinger Capital Corp. He is also a Member of the Board of Management of the Hungarian State Petroleum Company, and a Member of the Board of Directors of the Hungarian State Holding Company.

Mr. Kipp, 38, has been the director of proprietary equity trading for Bank Berlin since August 1995. From 1991 to 1995, Mr. Kipp was responsible for futures and options trading at Dresdner Bank. Mr. Kipp graduated from the University of Hamburg in 1989 with a degree in Economics. He has been nominated for election to the Board of The France Growth Fund at its upcoming annual meeting, pursuant to an agreement between The France Growth Fund and Bank Berlin.
Mr. Frey, 57, has been a Member of the Swiss Parliament since 1979 and recently President of the Swiss Parliament. He has represented Switzerland at the Council of Europe and holds various other positions in public service including member of Parliamentary Assembly of the Council of Europe (Strasbourg) since 1996 and Executive Board of the “North-South Centre” (Lisbon) since 1999; Vice President of the National Committee for Foreign Affairs since 1999; Chairman of the Board: Federation of Swiss Food Industries (Berne) since 1991; Association of Swiss Chocolate Manufacturers (Berne) (1991-2000); Swiss Association of Biscuits and Sugar Confectioners Industries (Berne) (1991- 2000); Director: Federation of Swiss Employers’ Association (Zurich) (1995-1996); Vice Chairman: Federation of Swiss Employers’ Association (Zurich) since 1997; Member of the Board: Infra 2000 (Marin) since 1996.

Mr. Melville, 44, has been assistant director of equity trading for Bank Berlin since July 1995. From 1990 until June 1995, Mr. Melville was a Vice President of Salomon Brothers Inc., an investment bank, working at Salomon Brothers AG, a subsidiary in Germany. From 1989 through 1990, Mr. Melville was employed by Devon Systems, a software manufacturer for securities firms, as a consultant to customers of Devon Systems. From 1983 through 1989, Mr. Melville was self-employed in the financial services industry. Mr. Melville served as a finance officer in the United States Army from 1978 through 1983. He received a Bachelor of Science degree from the United States Military Academy at West Point in 1978. Mr. Melville has been a director of The France Growth Fund since April 2000 and was a director of the Growth Fund of Spain from December 1997 to December 1998.
Mr. Gabus, 73, was Chief Financial Officer and General Manager of Nestle, S.A. for approximately twelve years and Deputy Chairman of Credit Suisse First Boston for four years. Since his retirement, has served on various public and private boards in the Vevey-Neuchatel-Geneva areas Chairman: Société Neuchâteloise de Presse since 1999, L’Express Communication (Neuchâtel) since 1983, Art Law Centre, Geneva since 1998; Vice Chairman: Fondation Denis de Rougemont pour l’Europe, Geneva since 1980; Board Member: Pro C.I.C.R (International Red Cross) Neuchâtel since 1986. He has acted as Vice Chairman of the Fund since 1994.	Mr. Sell, 33, has been co-head of equity trading in London for Bank Berlin since April 2000. From November 1996 until March 2000, Mr. Sell was one of Bank Berlin’s market strategists. From October 1995 until May 1996, Mr. Sell was an analyst in a consulting capacity at Barclays de Zoete Wedd, an investment bank. From 1990 through 1993, Mr. Sell was a Derivatives Trader at the Canadian Imperial Bank of Commerce, and from 1993 through April 1994, Mr. Sell was a Derivatives Trader at the Canadian Imperial Bank of Commerce and a Vice President of CIBC Inc., a subsidiary of the Canadian Imperial Bank of Commerce. Mr. Sell received a Bachelor of Arts degree in Economics from George Washington University in 1989. Mr. Sell has been a director of The France Growth Fund since April 2000 and was a director of the Growth Fund of Spain from December 1997 to December 1998.